Exhibit 23.8

February 26, 2020

53rd at Third

885 Third Avenue

New York, New York 10022-4834

Tel: +1.212.906.1200 Fax: +1.212.751.4864

www.lw.com

FIRM / AFFILIATE OFFICES

Beijing	Moscow
Boston	Munich
Brussels	New York
Century City	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

JPMorgan Chase & Co.
383 Madison Avenue, Floor 41
New York, New York 10179

JPMorgan Chase Financial Company LLC

383 Madison Avenue, Floor 5

New York, New York, 10179

Ladies and Gentlemen:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), and JPMorgan Chase Financial Company LLC, a Delaware limited liability company ( “JPMCFC”), are filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, (i) JPMCFC’s Global Medium Term Notes, Series A (the “Notes”), which will be fully and unconditionally guaranteed by the Company, to be issued from time to time pursuant to the Indenture dated as of February 19, 2016 among JPMCFC, the Company and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”) and (ii) guarantees of the Notes by the Company (the “Guarantees”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company and JPMCFC, or any opinion of ours delivered in that capacity, in a pricing supplement relating to the offer and sale of any particular Notes and any related Guarantees prepared and filed by the Company and/or JPMCFC with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Latham & Watkins LLP
/s/ Latham & Watkins LLP